EXHIBIT 99.1

Pharmasset, Inc. 303-A College Road East Princeton, NJ 08540 U.S.A. Phone: (609) 613-4100 Fax: (609) 613-4150 www.pharmasset.com Nasdaq: VRUS

COMPANY PRESS RELEASE

Pharmasset Commences Dosing in 28-Day Combination Study of

R7128 with Pegasys® plus Copegus® for Hepatitis C

Princeton, NJ (October 3, 2007) – Pharmasset, Inc. (Nasdaq: VRUS) has commenced dosing in a Phase 1 study of R7128 in combination with Pegasys (pegylated interferon) plus Copegus (ribavirin) in up to 75 treatment-naïve patients chronically infected with hepatitis C virus (HCV) genotype 1. R7128 is a prodrug of PSI-6130, an oral cytidine nucleoside analog polymerase inhibitor of HCV that is being developed through Pharmasset’s collaboration with Roche. The purpose of this study is a preliminary evaluation of safety, tolerability, pharmacokinetics and antiviral activity of R7128 in the clinically-relevant setting of combination therapy with the current standard of care for chronic HCV infection.

The study will include two to three oral doses of R7128 (500 mg to 1500 mg) that will be administered twice-daily with Pegasys plus Copegus for 28 days. There will be 25 patients in each dose cohort with 20 patients randomized to receive R7128 and 5 patients randomized to receive placebo, all administered in combination with the standard of care. After completing 28 days of the triple combination regimen and a follow-up period of 4 weeks of Pegasys plus Copegus, all patients will then receive 40 weeks of open-label standard of care dosing under a separate protocol. Please see www.clinicaltrials.gov or e-mail clinicaltrials@pharmasset.com for more information.

“We are excited about the rapid pace of development of R7128, and the opportunity to evaluate its safety and potency in combination with the standard of care,” stated Dr. Michelle Berrey, Pharmasset’s Vice President, Clinical Development & Chief Medical Officer. “The 28-day endpoint will provide meaningful data on early viral kinetics and the proportion of patients who have undetectable HCV RNA by the end of this treatment period. We look forward to sharing the preliminary results of this combination study in the first quarter of 2008 and making plans for future studies of R7128.”

About Pharmasset

Pharmasset is a clinical stage pharmaceutical company committed to discovering, developing and commercializing novel drugs to treat viral infections. Pharmasset’s primary focus is on the development of oral therapeutics for the treatment of hepatitis B virus (HBV), hepatitis C virus (HCV) and human immunodeficiency virus (HIV).

Pharmasset is currently developing three product candidates. Clevudine, an oral treatment for chronic HBV infection, is in Phase 3 clinical trials for registration in the Americas and Europe. Clevudine is already approved for HBV in South Korea and marketed by Bukwang Pharmaceuticals in South Korea under the brand name Levovir. R7128, an oral treatment for chronic HCV infection, is in a Phase 1 clinical trial through a strategic collaboration with Roche. Racivir, which is being developed for the treatment of HIV in combination with other approved HIV drugs, has completed a Phase 2 clinical trial.

About R7128

R7128 is being developed for the treatment of chronic HCV infection. R7128 is a prodrug of PSI-6130, a pyrimidine nucleoside analog inhibitor of HCV RNA polymerase. Results from an oral single ascending dose study of PSI-6130 in 24 healthy male volunteers showed that PSI-6130 was generally well tolerated with no serious adverse events in doses up to 3000 mg.

R7128 Phase 1 Study Overview

The Phase 1 clinical trial is a multiple center, observer-blinded, randomized and placebo-controlled study to investigate the pharmacokinetics, pharmacodynamics, safety, tolerability and food effect of R7128 in healthy volunteers and in patients chronically infected with HCV genotype 1. This adaptive Phase 1 study is comprised of three parts:

Part 1 is a single ascending dose study of R7128 conducted in 46 healthy volunteers. The primary objective of Part 1 is to assess the safety, tolerability and pharmacokinetics of R7128 following single ascending doses under fasting conditions. The secondary objective of Part 1 is to explore the effect of food on the pharmacokinetics of R7128. Results from the single ascending dose portion of the study indicated that all doses of R7128 studied (500 mg to 9000 mg) were generally safe and well-tolerated. All patients completed the study, and none experienced gastrointestinal adverse events or serious adverse events during the study. No hematological or laboratory abnormalities of clinical significance were noted.

Part 2 is a multiple ascending dose study of R7128 conducted in 40 patients chronically-infected with HCV genotype 1 who previously failed interferon therapy. The primary objective of Part 2 is to assess the safety, tolerability and pharmacokinetics of R7128 after once-daily (QD) or twice-daily (BID) dosing for 14 days. The secondary objective is to assess antiviral activity by measuring the change in HCV RNA. Preliminary data from the multiple ascending dose portion of the study indicated that R7128 demonstrated potent, dose-dependent antiviral activity in four patient cohorts receiving 750 mg or 1500 mg administered either once-daily or twice-daily for 14 days as monotherapy. Patients receiving 1500 mg BID demonstrated a mean 2.7 log10 IU/mL

(>99%) decrease in HCV RNA. There was no evidence of viral rebound in any dose cohort during the 14 days of dosing. R7128 was generally safe and well tolerated. There were no serious adverse events, no adverse events requiring dose modification, no dose-related gastrointestinal adverse events and no clinically significant changes in hematologic or other laboratory parameters.

Part 3 is a multi-center, observer-blinded, within-cohort randomized, placebo-controlled study being conducted in up to 75 treatment-naïve patients with genotype 1 hepatitis C virus. The primary objective is to assess the safety, tolerability and pharmacokinetics of R7128 in combination with Pegasys plus Copegus. The secondary objective of Part 3 is to evaluate the short-term change in HCV RNA. The study will include two to three oral doses of R7128 (500 mg to 1500 mg) that are being administered twice-daily with Pegasys plus Copegus for 28 days.

Pegasys and Copegus are registered trademarks of Roche.

About Hepatitis C

Hepatitis C is a blood-borne infectious disease of the liver and is a leading cause of chronic liver disease and liver transplants. The WHO estimates that nearly 180 million people worldwide, or approximately 3% of the world’s population, are infected with hepatitis C virus (HCV). The CDC has reported that almost four million people in the United States have been infected with HCV, of whom 2.7 million are chronically infected.

Contact

Alan Roemer, Vice President

Investor Relations & Corporate Communications

alan.roemer@pharmasset.com

Office: (609) 613-4125

Forward-Looking Statements

Pharmasset “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding our business that are not historical facts are “forward-looking statements” that involve risks and uncertainties, including without limitation the risk that adverse events could cause the cessation of the Phase 1 study and/or our development of R7128, the risk that our collaboration with Roche will not continue or will not be successful, the risk that the on-going or anticipated clinical trials for any one or more of our product candidates will not be successful or will not provide meaningful data and the risk that any one or more of our product candidates will not be successfully developed and commercialized. For a discussion of these risks and uncertainties, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 filed with the Securities and Exchange Commission entitled “Risk Factors” and discussions of potential risks and uncertainties in our subsequent filings with the Securities and Exchange Commission.